FOR IMMEDIATE RELEASE

For more information contact:
Richard L. Bergmark, 713-328-2101
Fax: 713-328-2151

CORE LAB POSTS RECORD QUARTER FOR Q3 2005

AMSTERDAM (27 October 2005) - Core Laboratories (NYSE: "CLB") reported third quarter 2005 revenues of $120,184,000, an all-time quarterly high, and earnings of $0.48 per diluted share before expenses related to two Equity-Based Stock Compensation Plans (EBSCPs). Net income for the quarter, including the impact of the EBSCPs expense, was $7,490,000, equaling $0.27 per diluted share. The Company also generated over $26,000,000 in cash from operating activities during the quarter, which was used to continue its Share Repurchase Program, reduce debt, and fund its budgeted capital expenditure program.

Year-over-year quarterly revenue increased 10.5%, while quarterly income from continuing operations, before the impact of the EBSCPs expense, totaled $20,240,000. Operating margins, before the impact of the EBSCPs expense, reached 16.8%, a 298 basis point sequential increase from second quarter 2005 levels, while year-over-year quarterly incremental operating margins exceeded 57%. Year-over-year quarterly operating margins improved 420 basis points. The Company continued to concentrate its operations on a regional basis and focus on projects that produce higher operating margins for Core. This focus produced quarterly record highs in operating profit totals for Production Enhancement and Reservoir Management while quarterly operating profit for Reservoir Description reached the second highest total in Company history.

For the first three quarters of 2005, Core's continuing operations posted revenues of $354,520,000, up 13.9% from year-earlier totals, with operating profit, before the impact of EBSCPs expense, increasing over 47% to $51,225,000. On the same basis, operating margins for the first nine months of 2005 expanded by 320 basis points to 14.4% from year-earlier totals of 11.2%.

"The almost 300 basis point improvement in Core's quarterly sequential operating margins indicates the leverage and scalability of our international-based business," said Chief Operating Officer Monty L. Davis. "Our stated focus on improving margins and returns to Core is producing record profits and operating cash flow. With industry-leading reservoir optimization technologies, Core's continued selected approach to international expansion and asset deployment should provide an excellent platform for future growth, and, more importantly, expanding operating margins."

Reservoir Description

Reservoir Description operations posted third quarter 2005 revenues of $69,189,000 and operating profit of $10,162,000, the second highest quarterly total in Company history. Operating margins reached 14.7%, representing a 260 basis point sequential improvement over second quarter 2005 levels and a 300 basis point improvement over year-earlier levels. Year-over-year quarterly incremental margins expanded to 50%. The third quarter 2005 improvements in operating margins and year-over-year and sequential operating margins highlight the emphasis the Company is placing on selecting and executing projects that are providing higher returns for the Company. "We will continue to focus on regions where our assets can provide the highest margins and returns to Core Laboratories," said Core Vice President Steve Lee. "In past years, we have generated as much as $40,000,000 in revenue from our operations in parts of Latin America and lost money; this year we will generate less than $20,000,000 in revenue and post excellent returns."

Several of the higher-margin Reservoir Description projects have applied proprietary Core Lab technologies to describe and characterize unconventional natural gas reservoirs in North America. Core's new proprietary Quick Rock PropertiesSM (QRPSM) service, based on nuclear magnetic resonance technology, is being used to identify reservoir pay zones, accurately determine hydrocarbon reserve potential, and profile the highest-permeability zones of the potential producing horizon.

Internationally, West African reservoir delineation projects continue to increase in size and scope. Recent deepwater and shelf discoveries in Angola, Equatorial Guinea, and the Congo have diverse and complex reservoir systems. The operating companies are using extensive core analysis and reservoir fluid characterization studies to design the most effective development plans for these fields.

Production Enhancement

Production Enhancement operations posted record levels of revenue, operating profit, and operating margins for the third quarter of 2005. Year-over-year quarterly revenues increased 13% to $44,611,000, while operating profit increased over 63% to $8,296,000. Operating margins reached an all-time high of 18.6%, while sequential quarterly incremental margins were 38%.

The continued successful introduction of High Efficiency Reservoir Optimization (HEROTM) perforating charges and gun systems and increased demand for several proprietary hydraulic fracture technologies, including SpectraStimTM, SpectraScanTM, and SpectraChemTM, produced the record results.

Demand continues to increase for Core's HERO perforating charges and gun systems, especially in North American natural gas well completions. The proprietary shaped charge technology mitigates formation damage by forming cleaner perforation tunnels. This allows maximum flow of hydrocarbons from the reservoir to the wellbore. The superior perforating tunnels also play a critical role in maximizing the effectiveness and efficiency of hydraulic stimulation programs. "HERO technology is very effective for well completions in shale reservoirs," said Jeff West, Vice President of Core. "This is especially the case for Barnett Shale completions where HERO charges have been used in conjunction with Core's fracture diagnostics technology to increase initial natural gas production rates."

The combination of Core's proprietary and patented SpectraStim, SpectraScan, and SpectraChem technologies in horizontal Barnett Shale completions have produced excellent results. Operating companies combining the technologies have completed wells that have higher than average initial production levels and smaller than average decline curves. The increased cash flow maximized returns for those operators and provided capital for additional Barnett completions. "Demand for Core's fracture diagnostic technology continues to increase as operating companies drill more of their wells into non-conventional reservoirs," said Core Vice President John T. Hampton III. "Core's completion engineers continue to use evolving technology to help our clients produce more oil and gas everyday and over the entire life of their producing asset."

Reservoir Management

Reservoir Management operations posted record levels of revenue and operating profit for the third quarter of 2005. Year-over-year quarterly revenues increased 11.6% to $6,384,000, while operating profit increased to $1,212,000. Operating margins were 19.0%.

A total of 28 operating companies are now participating in the Reservoir Characteristics and Production Properties of Gas Shales study. Cores from most of the major producing and potential shale reservoirs, including the Barnett and Fayetteville shales and Appalachian Devonian shales are included in the comprehensive study. In addition, more than 25 operating companies are participating in Core's Geophysical, Petrophysical and Geomechanical Properties of Tight Gas Sand Reservoirs study. "Currently, nearly 40% of daily U.S. natural gas production originates from unconventional reservoirs, and that explains the high level of participation in these studies," said Core Vice President Randy Miller. "We are receiving daily requests to expand these studies to include additional unconventional reservoir formations."

Reservoir Management operations also expanded its Petroleum Geology of Libya study to additional offshore areas and deeper potential reservoirs in the onshore Sirte basin. These expansions are in response to recent acreage offerings in Libya. Also internationally, the Kuwait Oil Company has requested a core-based Rock Catalog to characterize all producing horizons within the country. The Catalog will be used as part of the data base to expand future production.

Equity-Based Compensation Plans

As disclosed in our prior SEC filings and earnings conference calls, the executive and senior operational management of the Company participate in equity-based compensation plans.  The first is the Performance Share Award Program, or PSAP, and the second is the Restricted Share Award Program, or RSAP.  Awards of common shares are subject to the attainment of certain targets for both the PSAP and RSAP. The target for the PSAP relates to the total shareholder return with respect to Core's common stock as compared to the total shareholder return of the shares of the companies comprising the Philadelphia Oil Service Sector Index ("OSX"). The target for the RSAP relates to Core's share price being at or above a specified price for a specified period of time. Due to the attainment of the targets with respect to the RSAP and the probable attainment of the target with respect to the PSAP, Core has incurred an equity-based compensation expense in the pre-tax amount of $6.1 million or, on an after tax basis, $0.16 per share.

Stock Repurchase Program - Cash Flow

Core continued its Share Repurchase Program during the third quarter of 2005 by buying approximately 348,000 shares of its common stock in the open market. The purchases totaled almost $11,000,000. The Company used its free cash flow generation to purchase the shares, which equaled approximately 1.3% of Core's outstanding share total. At the end of the third quarter, Core had approximately 26,103,000 shares outstanding and 27,931,000 diluted weighted average shares outstanding. Since the inception of the Share Repurchase Program in October 2002, Core has repurchased 9,073,000 shares at an approximate average share price of $16.48. Core has invested over $150,000,000 in its Share Repurchase Program and has bought back more than 24% of its diluted weighted average shares outstanding. As of 30 September 2005, the Company has authorization to repurchase an additional 2,061,510 shares through October 2006.

The Company generated over $22,000,000 in free cash flow, defined as cash flow from operating activities less capital expenditures, during the third quarter of 2005 and over $43,000,000 for the first nine months of the year. For the full year, Core now expects to generate over $53,000,000 in free cash, or approximately $1.90 per diluted share. Currently, this would equal a free cash yield of over 6% per share, one of the highest in the oilfield service industry.

During the quarter, Core also used the free cash to reduce its debt levels by approximately $12,000,000 as the Company's revolving debt facility was reduced to $22,000,000 from $27,000,000 at the end of the second quarter. Debt associated with Core's senior notes also was reduced by $7,000,000. During the third quarter, Core also funded $3,691,000 of budgeted capital expenditures.

Fourth Quarter and Full-Year 2005 Targets

For the fourth quarter of 2005, Core expects revenue to be approximately $125,000,000. Fourth quarter earnings per diluted share are expected to range from $0.49 to $0.50, up 44% or more compared with the $0.34 per diluted share earned from continuing operations in the fourth quarter of 2004. Core now expects to earn $1.67 to $1.68 per diluted share for all of 2005, up from earlier full-year 2005 guidance of $1.40 to $1.45 per diluted share. Full-year 2005 earnings guidance excludes all Equity-Based Stock Compensation expense.

Preliminary First Quarter and Full Year 2006 Targets

For the first quarter of 2006, Core's preliminary internal targets are revenue of approximately $120,000,000 and earnings per diluted share ranging from $0.37 to $0.39. Core expects revenue to exceed $500,000,000 and earnings per diluted share to range between $1.85 to $1.90 for the full year of 2006. The earnings estimates exclude all costs that may be associated with EBSCPs. Core expects a 2006 capital expenditure budget of $16,000,000 to $18,000,000 with free cash flow in the $50,000,000 to $55,000,000 range.

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative to operating profit, net income (loss) or cash flows from operating, investing or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented, may not be comparable to similarly titled measures presented by other companies.

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 a.m. CDT on Thursday, 27 October 2005. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

The Company's outlook is subject to various important cautionary factors as more fully described in the Company's 2004 Form 10-K filed 15 March 2005, and in other securities filings. This release includes forward-looking statements regarding the future revenues and profitability of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's actual results may differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

Reconciliation of Diluted Earnings Per Share

	Three Months Ended	Nine Months Ended
	30 September 2005	30 September 2005

Net Income	$ 0.27	$ 0.95
Performance Share Award Program	0.10	0.10
Restricted Share Award Program	0.06	0.08
Change in Tax Rate	0.05	0.05
Net Income Before Impact of Equity-Based Stock Compensation Plan Expense	$ 0.48	$ 1.18

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except share and per share data)
(UNAUDITED)
	Three Months Ended		Nine Months Ended
	30 September 2005	30 September 2004	30 September 2005	30 September 2004

REVENUES	$ 120,184	$ 108,779	$ 354,520	$ 311,327

OPERATING EXPENSES:
Costs of services and sales	91,184	85,527	271,560	244,865
General and administrative expenses	6,350	6,017	21,073	18,430
Depreciation and amortization	4,046	3,928	12,340	12,732
Equity-based stock compensation	6,103	303	6,895	3,386
Other (income) expense, net	(1,636)	(362)	(1,678)	384

INCOME FROM CONTINUING OPERATIONS BEFORE INTEREST EXPENSE AND	14,137	13,366	44,330	31,530
INCOME TAX EXPENSE
INTEREST EXPENSE	1,923	2,017	6,034	6,057

INCOME BEFORE INCOME TAX EXPENSE	12,214	11,349	38,296	25,473
INCOME TAX EXPENSE	4,724	3,115	11,834	6,992
INCOME FROM CONTINUING OPERATIONS	7,490	8,234	26,462	18,481

LOSS FROM DISCONTINUED OPERATIONS	-	(929)	-	(15,241)
NET INCOME	$ 7,490	$ 7,305	$ 26,462	$ 3,240

Diluted Earnings (Loss) Per Share:
Income from Continuing Operations Before Equity-Based Stock Compensation Expense	$ 0.48	$ 0.30	$ 1.18	$ 0.73
Equity-Based Stock Compensation Expense	(0.21)	(0.01)	(0.23)	(0.09)
Income from Continuing Operations	0.27	0.29	0.95	0.64
Loss from Discontinued Operations	-	(0.03)	-	(0.53)
Net Income	$ 0.27	$ 0.26	$ 0.95	$ 0.11

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	27,931	28,506	27,946	28,920

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$ 69,189	$ 63,649	$ 208,307	$ 188,682
Production Enhancement	44,611	39,409	127,809	106,846
Reservoir Management	6,384	5,721	18,404	15,799
Total	$ 120,184	$ 108,779	$ 354,520	$ 311,327

Income (Loss) Before Interest and Taxes:
Reservoir Description	$ 10,162	$ 7,417	$ 25,361	$ 18,731
Production Enhancement	8,296	5,068	21,674	13,677
Reservoir Management	1,212	905	3,052	2,013
Subtotal	19,670	13,390	50,087	34,421
Corporate and other	(5,533)	(24)	(5,757)	(2,891)
Total	$ 14,137	$ 13,366	$ 44,330	$ 31,530

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
 (amounts in thousands)

ASSETS:	30 September 2005	31 December 2004
	(Unaudited)
Cash and Cash Equivalents	$ 19,108	$ 16,030
Accounts Receivable, net	97,660	95,449
Inventories, net	30,025	29,426
Other Current Assets	8,568	10,739
Total Current Assets	155,361	151,644

Property, Plant and Equipment, net	79,045	79,622
Intangibles, Goodwill and Other Long Term Assets, net	161,634	157,531
Total Assets	$ 396,040	$ 388,797

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts Payable	$ 26,809	$ 28,632
Other Current Liabilities	39,485	38,482
Liabilities of Assets Held for Sale	-	297
Total Current Liabilities	66,294	67,411

Long-Term Debt and Lease Obligations	90,105	110,224
Other Long-Term Liabilities	24,411	20,866
Shareholders' Equity	215,230	190,296
Total Liabilities and Shareholders' Equity	$ 396,040	$ 388,797

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Nine Months Ended
30 September 2005

CASH FLOWS FROM OPERATING ACTIVITIES	$ 55,783

CASH FLOWS FROM INVESTING ACTIVITIES	$ (9,447)

CASH FLOWS FROM FINANCING ACTIVITIES	$ (43,258)

NET CHANGE IN CASH AND CASH EQUIVALENTS	3,078
CASH AND CASH EQUIVALENTS, beginning of period	16,030
CASH AND CASH EQUIVALENTS, end of period	$ 19,108

	Three Months Ended	Nine Months Ended
Free cash flow calculation:	30 September 2005	30 September 2005
Net cash provided by operating activities--continuing operations	$ 26,152	$ 55,783
Less: capital expenditures	3,691	12,291
Free cash flow	$ 22,461	$ 43,492

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations.

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